UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 21, 2010

American Wagering, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-20685	88-0344658
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

675 Grier Drive, Las Vegas, Nevada	89119
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (702) 735-0101

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                             Entry into a Material Definitive Agreement.

Item 2.03                                             Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On April 21, 2010, American Wagering, Inc. and its subsidiaries (collectively, the “Company”) entered into a Change of Terms to Line of Credit (the “Change of Terms Agreement”) with Victor Salerno, the Company’s President and Chief Executive Officer, amending the terms of the Company’s existing Line of Credit with Mr. Salerno dated April 21, 2008 (the “Line of Credit”).

Pursuant to the Change of Terms Agreement, the principal amount available for advances under the Line of Credit was increased from $500,000 to $1,000,000 and the maturity date of the Line of Credit was extended from February 16, 2011 to February 1, 2012.  The Company may request advances (“Advances”) under the Line of Credit in the minimum amount of $5,000 and integral multiples thereof.  Mr. Salerno has the right to approve such Advances in his sole discretion.  Interest on Advances at the rate of 10% simple interest per annum is payable in arrears on the last day of each month.  The outstanding amount of all Advances shall be payable on February 1, 2012.  If an Event of Default (as defined in the Change of Terms Agreement) occurs and is continuing, Mr. Salerno may, but is not obligated to, declare the outstanding Advances immediately due and payable and withhold additional Advances and pursue any other rights and remedies available to him. As of April 21, 2010, $1,000,000 was outstanding under the Line of Credit.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN WAGERING, INC.
(Registrant)

Date: April 27, 2010
	By:	/s/ Victor Salerno
Victor Salerno
	Its:	Chief Executive Officer and President